FOR IMMEDIATE RELEASE

                         GIANT GROUP, LTD. CLOSES ACQUISITION
                            OF PERISCOPE SPORTSWEAR, INC.


          December 14, 1998 - GIANT GROUP, LTD. (NYSE:GPO) announced today the closing of its acquisition of Periscope Sportswear, Inc. GIANT issued 953,093 shares of its Common Stock in exchange for 100% of the outstanding Common Stock of Periscope.

          Periscope provides an extensive line of high-quality women's and children's clothing in the moderate price category to major retailers, primarily for sale under private labels. The Company achieves attractive profit margins on its knit products by controlling all aspects of its production process. Approximately 80% of the Company's sales currently consist of knit products. The Company's products are sold nationwide through department and specialty store chains including Charming Shoppes (Fashion Bug), Cato Stores, and Goody's and through mass merchants including Kmart, Montgomery Ward, Sears, Costco and Kohl's. For the year ending December 31, 1998, Periscope expects to achieve net sales of approximately $80 million. In May 1996, Periscope completed an $18 million leveraged recapitalization with BankBoston, N.A. and BancBoston Ventures, Inc. The loan was prepaid at closing.

          Burt Sugarman, Chairman and Chief Executive Officer of GIANT stated "We are delighted to welcome Periscope and its founder, Glenn Sands to the GIANT family. GIANT has been searching for an exciting, growth oriented operating company for over two years. We now feel that our patience has been rewarded. We are impressed with Glenn's ability to grow Periscope's business over the course of many years. We are confident that the combination of GIANT's strong financial resources and Periscope's impressive track record and reputation in its industry will result in superior growth for our shareholders."

          Glenn Sands, who has been in the apparel industry for over 20 years, said "We are very excited about our combination with GIANT GROUP. GIANT's public company profile, financial resources and management skills will substantially accelerate our growth plan. The transaction results in Periscope having virtually no debt and will free our people to concentrate on growing the business and pursuing select apparel related acquisitions."

          The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by GIANT) contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important risks and uncertainties.


          For further information contact:


          Glenn Sands
          President and Chief Executive Officer
          Periscope Sportswear, Inc.
          (212) 382-3660


          Burt Sugarman
          Chairman of the Board and Chief Executive Officer
          GIANT GROUP, LTD.
          (310) 273-5678